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NEWS RELEASE                                                        EXHIBIT 99.1


FOR MORE INFORMATION CONTACT:
David Fountain
National Processing, Inc.
Phone:  502.315.3311
Fax:  502.315.3535
e-mail:  dfountain@npc.net
www.npc.net


FOR IMMEDIATE RELEASE



               JON GORNEY NAMED HEAD OF NATIONAL PROCESSING, INC.


         LOUISVILLE, Ky., September 30, 2002 -- The board of directors of National Processing, Inc. (NYSE: NAP) has named Jon L. Gorney as the company's chairman and chief executive officer. A provider of transaction processing services, National Processing is a publicly held company that is 85 percent owned by National City Corporation (NYSE: NCC).

         Gorney, an executive vice president of National City and member of the National Processing board of directors since 2000, succeeds Paul G. Clark as chairman of National Processing. Clark, a National City executive vice president, will remain a member of the National Processing board of directors. Gorney also assumes the chief executive officer position held by Thomas A. Wimsett, formerly chief executive officer and president, who has resigned from National Processing. A new president for National Processing will be named in the near future.

         "National Processing has performed well under Tom Wimsett's leadership," Gorney said. "We will miss his many contributions to the company's success and wish him the best in his new endeavors."

         In addition to his new responsibilities for National Processing, Gorney also heads National City's overall technology and operations functions. Gorney, 51, joined National City in 1973 and held positions of increasing responsibility in the information systems area. He was elected executive vice president of National City in 1993 and is responsible for all bank operations and technology functions.
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Gorney earned a bachelor's degree in computer science from the University of
Dayton.

ABOUT NATIONAL PROCESSING, INC.

National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC(R)) is a leading provider of merchant credit card processing. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland based $99 billion financial holding company. NPC supports over 645,000 merchant locations, representing nearly one out of every five VISA(R) and MasterCard(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

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